QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.16

FORM OF 2003 RIVERWOOD HOLDING, INC.
DIRECTORS STOCK INCENTIVE PLAN

ARTICLE I
PURPOSE

        The purposes of the 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan (the "Plan") are to enable the Company to attract, retain and motivate the best qualified non-employee directors and to enhance a long-term mutuality of interest between the non-employee directors and stockholders of the Company by granting eligible directors an equity interest in the Company.

ARTICLE II
DEFINITIONS

        2.1    Definitions.    Capitalized terms used herein without definition shall have the respective meanings set forth below:

          "Act" means the Securities Exchange Act of 1934, as amended.

          "Adjustment Event" means any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event affecting the Common Stock of the Company.

          "Affiliate" means, with respect to any person, any other person controlled by, controlling or under common control with such person.

          "Annual Retainer Fee" means the annual fee payable to an Eligible Director for his service as a member of the Board.

          "Award" means any Phantom Stock, Elective Share Award or Fee Share Award awarded under the Plan.

          "Board" means the Board of Directors of the Company.

          "Cash Fees" means the amount of any Annual Retainer Fee, Committee Chairman Retainer Fee, Meeting Fee or other fee that would, absent an election to receive an Elective Share Award pursuant to the terms of the Plan, be payable by the Company in cash to a Participant for services to be performed by the Participant.

          "Change in Control" has the same meaning as that given in the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan

          "Change in Control Price" means the highest price per Share offered in conjunction with any transaction resulting in a Change in Control on a fully-diluted basis (as determined in good faith by the Board as constituted before the Change in Control, if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs.

          "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "Company" means Riverwood Holding, Inc., a Delaware corporation, and any successor thereto.

          "Committee Chairman Retainer Fee" means the annual fee payable to an Eligible Director for his service as chairman of a standing committee of the Board.

          "Common Stock" means the common stock of the Company, par value $0.01 per share.

          "Date of Issuance" has the meaning given in Section 5.1.

          "Deferral Election" has the meaning given in Section 6.1.

          "Distribution Election" has the meaning given in Section 6.3.

          "Elective Share Award" means any award of Shares made by reason of the election of a Participant to receive Shares in lieu of Cash Fees.

          "Eligible Director" means a director of the Company who is not, at the relevant time, an officer or employee of the Company or any of its Subsidiaries.

          "Fair Market Value" means, as of any date of determination, the closing price of a Share on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Common Stock are traded or quoted at the relevant time). In the event that there are no Common Stock transactions reported on such exchange or system on such date, Fair Market Value shall mean the closing price of a Share on the immediately preceding day on which Common Stock transactions were so reported.

          "Fee Share Award" means any award of Shares made at the discretion of the Committee in lieu of Cash Fees.

          "Meeting Fee" means the fees payable to an Eligible Director for each Board meeting attended by such Eligible Director.

          "Permitted Transferee" has the meaning given in Section 10.1.

          "Phantom Stock" has the meaning given in Section 6.2.

          "Plan" means this 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan, as set forth herein and as the same may be further amended from time to time.

          "Plan Effective Date" means the first day of the calendar quarter commencing on or immediately after the date of consummation of the transactions contemplated by the Merger Agreement, dated as of March 25, 2003 to which the Company is a party.

          "Share" means a share of Common Stock.

          "Share Award" means any Elective Share Award or Fee Share Award.

          "Stock Account" means a memorandum account established to record the deferral of fees, pursuant to a Deferral Election and in accordance with Section 6.2, otherwise payable to an Eligible Director, as described in Section 6.1.

          "Subsidiary" means any corporation or other entity of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other voting or controlling equity interest in the case of an entity that is not a corporation.

        2.2    Gender and Number.    Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III
ADMINISTRATION

        3.1    Powers of the Board.    This Plan shall be administered by the Board. The Board shall have the responsibility of construing and interpreting the Plan, determining the additional terms and conditions of the Awards and of establishing and amending such rules and regulations as it may deem necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Board arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the greatest extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon the Company and its Subsidiaries, all Participants and any person claiming under or through any Participant. The Board may delegate its powers (other than the power to amend this Plan) and functions hereunder to a duly appointed committee of the Board. All expenses incurred in the administration of the Plan, including, but not limited to, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

        3.2    Delegation.    The Board may designate the Secretary of the Company, other officers or employees of the Company or competent professional advisors to assist the Board in the administration of this Plan, and may grant authority to such persons to execute agreements or other documents on its behalf.

ARTICLE IV
STOCK SUBJECT TO PLAN

        4.1    Number.    Subject to the provisions of this Article IV, the number of Shares subject to Awards under the Plan may not exceed 250,000 Shares, plus any Shares that, after the effective date of the Plan, become available for Awards under this Plan in accordance with Section 4.2 below. Without limiting the generality of the foregoing, whenever Shares are received by the Company in connection with the exercise of or payment for any Award granted under the Plan, only the net number of Shares actually issued shall be counted against the foregoing limit. The Shares to be delivered under the Plan may consist, in whole or in part, of treasury stock or authorized but unissued Common Stock not reserved for any other purpose.

        4.2    Canceled, Terminated, or Forfeited Awards.    Any Shares subject to any Award granted hereunder which for any reason is canceled, terminated or otherwise settled without the issuance of any Common Stock after the effective date of this Plan shall be available for further Awards under the Plan.

        4.3    Adjustment in Capitalization.    In the event of any Adjustment Event such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, the Board shall, in such manner as the Board shall deem equitable, adjust any or all of the number and kind of Shares which thereafter may be awarded or sold under the Plan (including, without termination, adjusting the limits on the number and types of certain Awards that may be made under the Plan). In addition, the Board may make provisions for a cash payment to a Participant or a person who has an outstanding Award. The number of Shares subject to any Award shall always be a whole number.

ARTICLE V
FEE SHARE AWARDS AND ELECTIVE SHARE AWARDS

        5.1    Fee Share Awards.    If and to the extent so determined by the Board, all or a portion of the Annual Retainer Fee, Committee Chairman Retainer Fee and/or other fees otherwise payable to an

Eligible Director shall be payable in Shares, issuable as of the first day of the calendar quarter (or, with respect to the first Fee Share Award, the first day of the first calendar month after the Plan Effective Date) with respect to which such fee would otherwise have been payable to the Participant in cash (the "Date of Issuance") and subject to such vesting or other restrictions on delivery or transferability as the Board shall determine. Notwithstanding the foregoing, if the Date of Issuance determined in the preceding sentence is not a business day, the grant of Shares shall be made on the next following business day. The number of Shares to be issued as a Fee Share Award as of each Date of Issuance shall equal the greatest number of whole Shares derived from the quotient of (i) the dollar amount of the Annual Retainer Fee the Committee has determined to pay in Shares and (ii) the Fair Market Value on the Date of Issuance. If, after the application of the preceding formula as of any Date of Issuance, there is a cash remainder, the Company shall pay the Eligible Director the amount of such cash remainder as soon as practicable following such Date of Issuance.

        5.2    Elective Share Awards.    With respect to Cash Fees payable for services rendered after the Plan Effective Date, an Eligible Director may elect to have any portion of the Cash Fees that would otherwise have been payable to the Eligible Director in cash for services as a director paid in Shares. The Date of Issuance in respect of any Cash Fees which are part of the Eligible Director's Annual Retainer Fee shall be the first day of the calendar quarter with respect to which such Cash Fees would otherwise have been payable to the Eligible Director, and in respect of any other Cash Fees, as of the date with respect to which such Cash Fees would otherwise have been payable to the Eligible Director. Notwithstanding the foregoing, if the Date of Issuance determined in the preceding sentence is not a business day, the grant of Shares shall be made on the next following business day. The number of Shares to be issued as an Elective Share Award as of each Date of Issuance shall equal the greatest number of whole Shares derived from the quotient of (i) the dollar amount of the Cash Fees elected to be paid in Shares at such Date of Issuance in accordance with the second preceding sentence and (ii) the Fair Market Value on the Date of Issuance. If, after the application of the preceding formula as of any Date of Issuance, there is a cash remainder, the Company shall pay the Eligible Director the amount of such cash remainder as soon as practicable following such Date of Issuance.

ARTICLE VI
DEFERRED COMPENSATION PROGRAM

        6.1    Deferral Election.

        (a)  An Eligible Director may, by written notice filed with the Secretary of the Company, elect to defer receipt of all or any part of any Cash Fees or Share Awards payable to such Eligible Director in respect of the calendar year and to have such amounts credited, in whole or in part, to a Stock Account, in accordance with Section 6.2 (such written notice, a "Deferral Election"). Any such election shall be made (i) as to which the Date of Issuance is in the same calendar year in which the Plan becomes effective, within thirty days of the Plan Effective Date and (ii) with respect to any other Cash Fees or Share Awards, by December 31 of the calendar year prior to the year in which the Date of Issuance would otherwise occur. Notwithstanding the immediately preceding sentence, any person who becomes an Eligible Director after the adoption of the Plan may elect, not later than the end of the calendar month in which the Eligible Director becomes a member of the Board, to defer receipt of any Cash Fees or delivery of all or any part of the Shares deliverable in respect of any Share Award payable following such election.

        (b)  A Deferral Election shall continue in effect (including with respect to fees payable for subsequent calendar years) unless and until the Eligible Director revokes or modifies such Deferral Election by written notice filed with the Secretary of the Company. Any such revocation or modification of a Deferral Election shall apply only with respect to the deferral of all or any part of any Cash Fees or Share Awards payable to such Eligible Director in respect of calendar years following the year in which such revocation or modification is made, provided that such revocation or modification shall in no event become effective earlier than six months after it is received by the Secretary of the Company. Amounts credited to the Eligible Director's Stock Account prior to the effective date of any such revocation or modification of a Deferral Election shall not be affected by such revocation or modification and shall be distributed only in accordance with the otherwise applicable terms of the Plan. An Eligible Director who has revoked a Deferral Election may file a new Deferral Election, provided that such Deferral Election shall be effective no sooner than in the calendar year following the year in which such Deferral Election is filed.

        6.2    Stock Account.    Any Cash Fees deferred pursuant to a Deferral Election shall be deemed to be invested in a number of notional Shares of the Company (the "Phantom Stock") equal to the quotient of (i) the amount of such fees divided by (ii) the Fair Market Value of a Share on the date the fees would have been payable. Any Share Award as to which a Participant has elected to defer delivery of the Shares shall be credited to the Participant's Stock Account and shall be deemed to be invested in a number of shares of Phantom Stock equal to the number of Shares that would otherwise have been delivered to the Participant. Whenever a dividend other than a dividend payable in the form of Shares is declared with respect to the Shares, the number of Phantom Stock in the Eligible Director's Stock Account shall be increased by the number of Phantom Stock determined by dividing (i) the product of (A) the number of Phantom Stock in the Eligible Director's Stock Account on the related dividend record date and (B) the amount of any cash dividend declared by the Company on a Share (or, in the case of any dividend distributable in property other than Shares, the per Share value of such dividend, as determined by the Company for purposes of income tax reporting) by (ii) the Fair Market Value of a Share on the related dividend payment date. In the case of any dividend declared on Shares which is payable in Shares, the Eligible Director's Stock Account shall be increased by the number of Phantom Stock equal to the product of (i) the number of Phantom Stock credited to the Eligible Director's Stock Account on the related dividend record date and (ii) the number of Shares (including any fraction thereof) distributable as a dividend on a Share. In the event of any change in the number or kind of outstanding Shares by reason of any Adjustment Event affecting the Shares, other than a stock dividend as provided above, the Board shall make an appropriate adjustment in the number of Phantom Stock credited to the Eligible Director's Stock Account. Fractional Phantom Stock shall be credited, but shall be rounded to the nearest hundredth of a Share.

        6.3    Distribution from Accounts Upon Termination of Service as a Director.    At the time an Eligible Director makes a Deferral Election pursuant to Section 6.1(a), the Eligible Director shall also file with the Secretary of the Company a written election (a "Distribution Election") with respect to whether (i) the value of any Phantom Stock to be credited to the Stock Account shall be distributed wholly in cash, in the greatest number of whole Shares (with any fractional interest payable in cash) or a combination of cash and whole Shares, (ii) such distribution shall commence immediately following the date the Eligible Director ceases to be a director or on the first business day of any calendar year following the calendar year in which the Eligible Director ceases to be a director and (iii) such distribution shall be in one lump-sum payment or in such number of annual installments (not to exceed ten) as the Eligible Director may designate. An Eligible Director may at any time, and from time to time, change any Distribution Election applicable to his or her Stock Account, provided that no election to change the timing of any terminal distribution shall be effective unless it is made in writing and received by the Secretary of the Company at least one full calendar year prior to the time at which the Eligible Director ceases to be a director.

        6.4    Distribution from Stock Account Prior to Termination of Service as a Director.    Any Eligible Director may, by filing a written election with the Secretary of the Company, elect to receive a distribution of all or any portion of the amounts credited to the Eligible Director's Stock Account as of a date which is at least one full year after the date as of which a Deferral Election is filed with the Secretary; provided that, any Eligible Director who elects to receive a distribution pursuant to this

Section 6.4 shall cease to be eligible to make any additional deferrals under this Article VI with respect to fees payable in the two calendar years immediately following the year in which such election is filed with the Secretary.

        6.5    Payment of Plan Distributions.    Any distribution to be made hereunder, whether in the form of a lump-sum payment or installments, following the termination of an Eligible Director's service as a director shall commence in accordance with the Distribution Election made by the Eligible Director in accordance with Section 6.3. If an Eligible Director fails to specify a form of payment or a commencement date for a distribution in accordance with Section 6.3, such distribution shall be made in cash and commence on the first business day of the calendar year immediately following the year in which the Eligible Director ceases to be a director. If an Eligible Director fails to specify in accordance with Section 6.3 that a distribution shall be made in a lump-sum payment or a number of installments, such distribution shall be made in a lump-sum payment. In the case of any distribution being made in annual installments, each installment after the first installment shall be paid on the first business day of each subsequent calendar year until the entire amount subject to such installment Distribution Election shall have been paid.

ARTICLE VII
CHANGE IN CONTROL

        In the event of a Change in Control, all Awards shall become nonforfeitable and be immediately transferable or payable, as the case may be. In the event that any Change in Control occurs as a result of any transaction described in subclause (c) or (e)of the definition of such term, any Eligible Director who ceases to be an Eligible Director due to death or disability or for any reason other than misconduct as a director on or after the date, if any, on which the shareholders of the Company approve such transaction, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Article VII), as continuing to serve as an Eligible Director until the occurrence of such Change of Control.

ARTICLE VIII
RIGHTS AS A STOCKHOLDER

        An Eligible Director (or a Permitted Transferee) shall have no rights as a stockholder with respect to any Shares covered by an Award until he or she shall have become the holder of record of such Share(s), and no adjustments shall be made for dividends in cash or other property or distribution or other rights in respect to any such Shares, except as otherwise specifically provided for in this Plan.

ARTICLE IX
AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

        The Board at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan, provided that no amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the holder thereof.

ARTICLE X
MISCELLANEOUS PROVISIONS

        10.1    Nontransferability of Awards.    No Award shall be assignable or transferable except by will or the laws of descent and distribution or as may be permitted by the Board.

        10.2    Beneficiary Designation.    Each Eligible Director under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Eligible Director, shall be in a form prescribed by the Company, and will be effective only when filed by the Eligible Director in writing with the Company during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Eligible Director's death shall be paid to or exercised by the Eligible Director's surviving spouse, if any, or otherwise to or by his estate.

        10.3    No Right to Serve as a Director.    This Plan shall not impose any obligations on the Company to retain any Eligible Director as a director nor shall it impose any obligation on the part of any Eligible Director to remain as a director of the Company, provided that each Eligible Director by accepting each Award shall represent to the Company that it is his good faith intention to continue to serve as a director of the Company until the next annual meeting of shareholders and that he agrees to do so unless a change in circumstances arises.

        10.4    Withholding Taxes.    The Company shall have the right to deduct from all amounts paid to an Eligible Director in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Awards under this Plan. In the case of any Award satisfied in the form of Shares, no shares shall be issued unless and until arrangements satisfactory to the Board shall have been made to satisfy any withholding tax obligations applicable with respect to such Award. Without limiting the generality of the foregoing, the Company shall have the right to retain, or the Board may, subject to such terms and conditions as it may establish from time to time, permit an Eligible Director to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld (but no greater amount).

        10.5    No Limit on Corporate Action.    The existence of this Plan and Shares granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock, the dissolution or liquidation of the Company or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding.

        10.6    No Right to Particular Assets.    Nothing contained in this Plan and no action taken pursuant to this Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and any Eligible Director, the executor, administrator or other personal representative or designated beneficiary of such Eligible Director, or any other persons. Any reserves that may be established by the Company in connection with this Plan shall continue to be part of the general funds of the Company, and no individual or entity other than the Company shall have any interest in such funds until paid to an Eligible Director. To the extent that any Eligible Director or his executor, administrator, or other personal representative, as the case may be, acquires a right to receive any payment from the Company pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

        10.7    Compliance with Legal and Exchange Requirements.    The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any Exchange on which the Shares are listed. If at any time the Board shall determine in its discretion that the listing, registration or qualification of the Shares covered by this Plan upon any national securities exchange or under any United States or non-United States federal, state or other law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of Shares under this Plan, no Shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board. The Company, in its discretion, may require an Eligible Director to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize any Award or to otherwise sell or issue Common Stock in violation of any such laws, rules, or regulations.

        10.8    Issuance of Stock Certificates; Legends.    Certificates for Shares issued hereunder shall bear such legend or legends as the Board, in its discretion, determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act of 1933, as amended, or to implement the provisions of any agreements between the Company and the Eligible Director with respect to such Shares.

        10.9    Agents and Indemnification.    The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan, and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. No member or former member of the Board or any committee thereof or any person designated pursuant to Section 3.2 above shall be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and Bylaws, each member or former member of the Board or any committee thereof or any person designated pursuant to Section 3.2 above shall be indemnified and held harmless by the Company against any cost, expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan, unless arising out of such person's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Certificate of Incorporation of the Company or the Bylaws of the Company.

        10.10    Notices.    Each Eligible Director shall be responsible for furnishing the Board with the current and proper address for the mailing of notices and delivery of agreements and Shares. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Eligible Director furnishes the proper address.

        10.11    Severability of Provisions.    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

        10.12    Governing Law.    The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to principles of conflict of laws which would require application of the law of another jurisdiction, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies.

        10.13    Headings and Captions.    The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

QuickLinks

FORM OF 2003 RIVERWOOD HOLDING, INC. DIRECTORS STOCK INCENTIVE PLAN
ARTICLE I PURPOSE
ARTICLE II DEFINITIONS
ARTICLE III ADMINISTRATION
ARTICLE IV STOCK SUBJECT TO PLAN
ARTICLE V FEE SHARE AWARDS AND ELECTIVE SHARE AWARDS
ARTICLE VI DEFERRED COMPENSATION PROGRAM
ARTICLE VII CHANGE IN CONTROL
ARTICLE VIII RIGHTS AS A STOCKHOLDER
ARTICLE IX AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN
ARTICLE X MISCELLANEOUS PROVISIONS